CONTACTS:
Investors: Darby Schoenfeld	Media: Martha O'Gorman
JTH Holding, Inc.	JTH Holding, Inc.
Director of Investor Relations	Chief Marketing Officer
(757) 453-6047	(757) 301-8022
darby.schoenfeld@libtax.com	martha@libtax.com

Liberty Tax Service Reports Fiscal 2014 Second Quarter Results

Virginia Beach, Va. (December 9, 2013) - JTH Holding, Inc. (NASDAQ:TAX) (the “Company”), the parent company of Liberty Tax Service, today reported a net loss for the second fiscal quarter ended October 31, 2013, of $8.5 million, or $0.66 per share, compared to a net loss of $6.1 million, or $0.47 per share, in the prior year period.

“Our preparation for the coming tax season is almost complete and even though the IRS will be delaying efiling again this year, we don’t believe it will have the same impact as last year,” said John Hewitt, CEO. “We don’t believe the delay will result in a decrease in filers and, in fact, we think the industry environment this year will generate an increase of one and a half to two million more filers than last year. In addition, we believe that some of the tax season 2013 tax filers simply delayed filing beyond April as a result of all the confusion, because we have seen a 12% increase in U.S. systemwide revenue during the first half of our fiscal year.”

Revenues
Revenues for the three months ended October 31, 2013 decreased 21.6% to $7.3 million compared to $9.3 million in the prior year period. The decrease in revenue was primarily due to a decrease in franchise fees because, as previously announced, the Company was unable to sell franchises for a portion of the quarter.

Revenues for the six months ended October 31, 2013 decreased 7.2% to $15.4 million compared to $16.6 million in the prior year period. The decrease in revenue was primarily due to a decrease in franchise fees because of the franchise sale issue.

Operating Expenses
Operating expenses for the three months ended October 31, 2013 increased 11.1% to $20.9 million compared to $18.8 million in the prior year period. During the three months ended October 31, 2013, the Company incurred approximately $693,000 in pre-tax costs related to the restatement. The Company also incurred approximately $614,000, pre-tax, in one-time severance costs. These items accounted for the bulk of the increase in operating expenses.

Operating expenses for the six months ended October 31, 2013 increased 6.0% to $38.3 million compared to $36.2 million in the prior year period. The increase was primarily due to costs related to the restatement of approximately $792,000, pre-tax, and the severance costs noted above, as well as an increase in supply, software, rent and utility expense. This was partially offset by a one-time pre-tax decrease in stock compensation of $872,000 that was previously announced during the first quarter of fiscal 2014.

Balance Sheet
The Company had a cash balance of $2.6 million at October 31, 2013. The Company has drawn $38.5 million on its revolving credit facility as of October 31, 2013 compared to $39.7 million as of October 31, 2012, to provide cash used for operations and operating loans to franchisees.

December 9, 2013

Operational Results
During the first half of fiscal 2014, the Company added 106 new franchisees, 48 of which purchased 53 new territories. The Company sold a total of 65 new territories during the first half of fiscal 2014. This does not include any “rent to own” or “try before you buy” agreements which many existing franchisees utilize to expand.

Second Quarter Conference Call
At 4:30 p.m. ET on Monday, December 9, 2013, the Company will host a conference call to discuss its results from the second quarter of fiscal 2014. To listen to the call, dial 855-611-0856 (domestic) or 518-444-5569 (international), conference ID code 16508204, approximately 10 minutes prior to the start time of the call. The call will also be webcast in a listen-only format. The link to the webcast may be accessed on the Company’s investor relations website at www.libertytax.com.

A telephonic replay of the call will be available beginning shortly after the call on Monday, December 9, 2013 and continuing until Monday, December 16, 2013, by dialing 855-859-2056 (domestic) or 404-537-3406 (international). The conference ID code is 16508204. A replay of the webcast will also be available at the site listed above beginning shortly after its conclusion.

About JTH Holding, Inc.
Founded in 1997 by CEO John T. Hewitt, JTH Holding, Inc. is the parent company of Liberty Tax Service. As the fastest-growing tax preparation franchise, Liberty Tax Service has prepared almost 16 million individual income tax returns. Liberty Tax Service also offers an online tax service, eSmart Tax, which enables customers to do their own taxes wherever there’s a computer. eSmart Tax is backed by the tax professionals at Liberty Tax Service and its nationwide network of over 30,000 tax preparers, ready to offer their assistance at any time. For a more in-depth look at Liberty Tax Service, visit www.libertytax.com.

Forward Looking Statements
In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including implied and express statements regarding the restatement of the Company’s historical financial statements, the costs associated with the restatement, the filing of the Company’s periodic reports with the SEC, the Company’s anticipated growth and expansion of its business, and the completion of the Company’s franchise disclosure documents and related filings. These forward-looking statements, as well as Company guidance, are based upon the Company's current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company's actual results could differ materially from these statements. These risks and uncertainties relate to, among other things, the impact of changes in our accounting practices on historical and future financial results; the consequences of any restatements of our financial statements; the timing for and results of the pending restatements, including our filings with the SEC; uncertainties regarding the Company's ability to attract and retain clients; meet its prepared returns targets; competitive factors; the Company's effective income tax rate; litigation defense expenses and costs of judgments or settlements; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in the Company’s annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

December 9, 2013

JTH Holding, Inc.
Condensed Consolidated Balance Sheets
Unaudited, amounts in thousands
	October 31,	April 30,
	2013	2013
Current assets:
Cash and cash equivalents	$ 2,607	$ 19,013
Receivables, net	71,055	71,306
Available-for-sale securities	4,606	3,619
Other current assets	17,560	9,195
Total current assets	95,828	103,133

Property, equipment, and software, net	36,470	33,037
Notes receivable, excluding current portion, net	16,793	14,352
Goodwill	7,194	5,685
Other intangible assets, net	16,316	10,921
Other assets, net	2,160	2,402
Total assets	$ 174,761	$ 169,530

Current liabilities:
Current installments of long-term debt	$ 6,485	$ 3,400
Accounts payable and accrued expenses	7,851	11,954
Due to area developers	8,315	18,248
Income taxes payable	-	5,897
Deferred revenue - short-term portion	6,693	7,555
Total current liabilities	29,344	47,054

Long-term debt, excluding current installments	22,987	24,283
Revolving credit facility	38,459	-
Deferred revenue - long-term portion	8,092	10,381
Other non-current liabilities	2,106	5,976
Total liabilities	100,988	87,694

Stockholders' Equity:
Special voting preferred stock, $0.01 par value per share	-	-
Class A common stock, $0.01 par value per share	120	120
Class B common stock, $0.01 par value per share	9	9
Exchangeable shares, $0.01 par value	1	1
Additional paid-in capital	7,818	1,920
Accumulated other comprehensive income, net of taxes	1,639	1,194
Retained earnings	64,186	78,592
Total stockholders' equity	73,773	81,836
Total liabilities and stockholders' equity	$ 174,761	$ 169,530

December 9, 2013

JTH Holding, Inc.
Condensed Consolidated Statement of Operations
Unaudited, amounts in thousands, except per share and share data

	Three months ended October 31,		Six months ended October 31,
	2013	2012	2013	2012
Revenues:
Franchise fees	$886	$ 2,138	$ 1,925	$ 2,805
Area developer fees	1,880	2,079	3,683	4,001
Royalties and advertising fees	1,180	1,049	2,629	2,373
Financial products	169	169	618	471
Interest income	2,200	2,651	4,434	5,199
Tax preparation fees, net of discounts	242	225	628	441
Other revenue	760	1,027	1,465	1,292
Total revenues	7,317	9,338	15,382	16,582

Operating expenses:
Employee compensation and benefits	8,196	7,615	14,285	14,281
General and administrative expenses	7,744	6,110	14,010	11,926
Area developer expense	705	1,115	1,533	1,832
Advertising expense	2,507	2,539	5,191	5,099
Depreciation, amortization, and impairment charges	1,745	1,432	3,323	3,023
Total operating expenses	20,897	18,811	38,342	36,161
Loss from operations	(13,580)	(9,473)	(22,960)	(19,579)

Other income (expense):
Foreign currency transaction gains (losses)	(5)	2	(12)	4
Gain on sale of available-for-sale securities	188	-	188	-
Interest expense	(357)	(512)	(602)	(804)
Loss before income taxes	(13,754)	(9,983)	(23,386)	(20,379)
Income tax benefit	(5,276)	(3,872)	(8,981)	(7,905)
Net loss	$(8,478)	$ (6,111)	$ (14,405)	$ (12,474)

Net loss per share of Class A and Class B common stock
Basic and diluted	$(0.66)	$(0.47)	$(1.12)	$(0.99)

Weighted-average shares outstanding
Basic and diluted	12,926,060	13,027,179	12,910,673	12,601,417

December 9, 2013

JTH Holding, Inc.
Condensed Consolidated Statements of Cash Flows
Unaudited, amounts in thousands
	Six months ended October 31,
	2013	2012
Cash flows from operating activities:
Net loss	$(14,405)	$(12,474)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for doubtful accounts	3,430	3,264
Depreciation, amortization and impairment charges	3,323	3,023
Amortization of deferred financing costs	167	139
Stock-based compensation expense related to equity classified awards	741	892
Stock-based compensation expense related to liability classified awards	(872)	-
Gain on bargain purchases and sales of company-owned offices	(518)	(226)
Equity in loss of affiliate	101	69
Deferred tax expense	2,598	3,770
Gain on sale of available-for-sale securities	(188)	-
Changes in assets and liabilities decreasing cash flows from operating activities	(22,258)	(26,098)
Net cash used in operating activities	(27,881)	(27,641)

Cash flows from investing activities:
Issuance of operating loans to franchisees	(17,420)	(20,855)
Payments received on operating loans from franchisees	1,230	1,227
Purchases of area developer rights and company-owned offices	(4,436)	(2,352)
Proceeds from sale of company-owned offices and area developer rights	205	1,386
Purchase of marketable equity securities	-	(2,980)
Proceeds from sale of available-for-sale securities	456	-
Purchase of property and equipment	(5,463)	(5,673)
Net cash used in investing activities	(25,428)	(29,247)

Cash flows from financing activities:
Proceeds from the exercise of stock options	2,998	1,592
Repurchase of common stock	(2,495)	(1,413)
Repayment of long-term debt	(2,418)	(1,894)
Borrowings under revolving credit facility	43,104	40,147
Repayments under revolving credit facility	(4,645)	(475)
Payment for debt issue costs	-	(8)
Tax benefit of stock option exercises	416	269
Net cash provided by financing activities	36,960	38,218

Effect of exchange rate changes on cash, net	(57)	(20)
Net decrease in cash and cash equivalents	(16,406)	(18,690)
Cash and cash equivalents at beginning of period	19,013	19,848
Cash and cash equivalents at end of period	$ 2,607	$ 1,158

Supplementary cash flow data:
Cash paid for interest, net of capitalized interest	$ 455	$ 605
Cash paid for taxes, net of refunds	6,143	6,837